Exhibit 4.4

LOYALTY ALLIANCE ENTERPRISE CORPORATION

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into and made effective as of May 12, 2011 (the “Effective Date”), by and among Loyalty Alliance Enterprise Corporation, a Cayman Islands company, (the “Company”), the persons and entities listed on Exhibit A attached herein as holders of Series A Preference Shares of the Company (the “Series A Holders”), the persons and entities listed on Exhibit B attached herein as holders of Series B Preference Shares of the Company (the “Series B Holders”), the persons and entities listed on Exhibit C attached herein as holders of Series C Preference Shares of the Company (the “Series C Holders”), the persons and entities listed on Exhibit D attached herein as holders of Series D Preference Shares of the Company (the “Series D Holders”), the persons and entities listed on Exhibit E attached herein as holders of Series E Preference Shares of the Company, (the “Series E Holders”), the persons and entities listed on Exhibit F attached herein as holders of Series F Preference Shares of the Company (the “Series F Holders”), the persons and entities listed on Exhibit G attached herein as holders of Series G Preference Shares of the Company (the “Series G Holders”), and the persons and entities listed on Exhibit H attached herein as holders of Ordinary Shares of the Company (the “Ordinary Holders”), as the same may be amended from time to time in accordance with the provisions of this Agreement. The Series A Preference Shares, Series B Preference Shares, Series C Preference Shares, Series D Preference Shares, Series E Preference Shares, Series F Preference Shares and Series G Preference Shares shall be referred to collectively as the “Preference Shares.” The Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders and Series G Holders shall be referred to collectively as the “Investors,” and each individually as an “Investor,” and the Investors and Ordinary Holders shall be referred to collectively as the “Shareholders,” and each individually, as a “Shareholder.”

R E C I T A L S

WHEREAS, concurrently herewith, the Company and certain other parties are entering into that certain Series G Preference Shares Subscription Agreement (the “Subscription Agreement”); and

WHEREAS, it is a condition to the initial closing contemplated by the Subscription Agreement that the parties thereto execute and deliver this Agreement.

NOW THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INFORMATION AND REGISTRATION RIGHTS.

1.1 Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Commission” shall mean the Securities and Exchange Commission or any other agency at the time administering the Securities Act.

(b) “Convertible Securities” shall mean securities of the Company convertible into or exchangeable for Ordinary Shares of the Company.

(c) “Form F-3/S-3” shall mean Form F-3 or Form S-3 issued by the Commission or any substantially similar form then in effect.

(d) “Group” shall mean the Company and its subsidiaries.

(e) “Holder” shall mean any holder of outstanding Registrable Securities which have not been sold to the public, but only if such holder is an Investor, an Ordinary Holder, or an assignee or transferee of Registration rights as permitted by Section 1.12.

(f) “Initiating Holders” shall mean Holders who in the aggregate hold at least twenty percent (20%) of the Registrable Securities.

(g) “IPO” shall mean the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to a Registration Statement filed under (i) the U.S. Securities Act of 1933, as amended, or (ii) the securities laws applicable to an offering of securities in another jurisdiction to which such securities will be listed on an internationally-recognized securities exchange.

(h) “Major Shareholder” shall mean an Investor or Ordinary Holder, or its transferee holding not less than 125,000 Ordinary Shares or shares of the Convertible Securities of the Company originally issued (or an equivalent number of shares consisting of Registrable Securities issued upon conversion or exercise of the Convertible Securities of the Company or a combination of such Registrable Securities and such Convertible Securities), as adjusted for recapitalizations, share splits, share dividends and the like.

(i) “Material Adverse Event” shall mean an occurrence having a consequence that either: (i) is materially adverse as to the business, properties, prospects or financial condition of the Company; or (ii) is reasonably foreseeable, has a reasonable likelihood of occurring, and if it were to occur, might materially adversely affect the business, properties, prospects or financial condition of the Company.

(j) “Merger” the consummation of any consolidation, merger, amalgamation, scheme of arrangement, tender of shares by the Company’s Shareholders, acquisition of shares (other than a bona fide equity financing) or similar transaction or series of related transactions in which, in the case of a merger or consolidation, the Company is one of the constituent entities or, in any such case, the Company is a party if, as a result of such transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such transaction do not represent, or are not converted into, securities of the surviving entity of such transaction (or such surviving entity’s parent entity if the surviving entity is owned by the parent entity) that, immediately after the consummation of such transaction, together possess at least a majority of the total voting power of all securities of such surviving entity (or its parent entity, if applicable) that are outstanding immediately after the consummation of such transaction.

(k) The terms “Register,” “Registered” and “Registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (“Registration Statement”), and the declaration or ordering of the effectiveness of such Registration Statement.

(l) “Registrable Securities” shall mean the Company’s Ordinary Shares issued to Ordinary Holders and Investors as listed on Exhibit H, as well as the Company’s Ordinary Shares issued or issuable upon conversion or exercise of any of the Company’s Convertible Securities purchased by or issued to the Investors, including Ordinary Shares issued pursuant to share splits, share dividends and similar distributions, and any securities of the Company granted registration rights pursuant to Section 1.12 of this Agreement, so long as such Ordinary Shares have not been sold to the public in a public distribution or a public securities transaction or sold in a single transaction exempt from the registration and prospectus delivery requirements of the Securities Act such that all transfer restrictions and restrictive legends with respect to such shares shall have been removed in connection with such sale.

(m) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.5 or 1.6 of this Agreement, including, without limitation, all federal, state, or foreign registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for the Company and one special counsel for Holders (if different from the Company), blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration, excluding underwriters’ discounts and commissions.

(n) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(o) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

1.2 Financial Statements and Reports to Shareholders.

The Company will deliver to each Major Shareholder:

(a) within 90 days after each financial year (the “FY”), the annual audited consolidated accounts of the Company along with the annual audited accounts of each company in the Group as at the end of FY;

(b) within 30 days after end of each calendar month, the monthly management accounts of the Company and each company in the Group; and monthly operation reports (including sales, recruitment of employees, milestone schedules, business plans, projections, and forecasts);

(c) within 45 days after end of each quarter of each FY, the quarterly management accounts of the Company and each company in the Group; and

(d) at least 30 days before the end of each FY, the annual budget, profit forecast and operating plan for the next FY.

1.3 Additional Information.

The Company will deliver to each Major Shareholder prompt notice of (i) any default by the Company under any material agreement to which the Company is a party and (ii) any material litigation to which the Company is a party or its assets are subject.

1.4 Use of Information; Termination of Covenants.

(a) Investor Covenant; Termination. No Investor shall enter into any transaction for the purchase or sale of any securities of the Company with any other person unless such Investor has made any material information actually obtained by such Investor pursuant to Sections 1.2 or 1.3 available to such other person. The covenants of the Company set forth in Sections 1.2 or 1.3 shall be terminated and be of no further force or effect upon the earlier of (i) the IPO or (ii) the date the Company registers any securities under the Exchange Act (as defined below).

(b) Rule 144 Reporting. With a view to making available to Holders the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees at all times after ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use its commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public) and of the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as the Holder may reasonably request in complying with any rule or regulation or the Commission allowing the Holder to sell any such securities without registration.

1.5 Demand Registration.

(a) Request for Registration on Form Other Than Form F-3/S-3. Subject to the terms of this Agreement, in the event that the Company shall receive from the Initiating Holders at any time after the earlier of (i) the date five (5) years from the date of this Agreement, or (ii) six months from the Company’s IPO, a written request that the Company effect any Registration with respect to all or a part of the Registrable Securities on a Form other than Form F-3/S-3 for an offering of at least twenty percent (20%) of the then outstanding Registrable Securities held by the Investors (or any lesser percent if the reasonably anticipated aggregate offering price to the public would exceed Ten Million Dollars ($10,000,000)), the Company shall: (i) promptly (but in any event within ten (10) days after the receipt of such written request) give written notice of the proposed Registration to all other Holders; and (ii) as soon as practicable, use its best efforts to effect Registration of the Registrable Securities specified in such request, together with any Registrable Securities of any Holder joining in such request as are specified in a written request given within twenty (20) days after written notice from the Company. The Company shall not be obligated to take any action to effect any such Registration pursuant to this Section 1.5(a): (A) within six (6) months of the effective date of a Registration initiated by the Company; or (B) after the Company has effected two such Registrations pursuant to this Section 1.5(a) and such Registrations have been declared effective.

(b) Right of Deferral. Notwithstanding the foregoing, the Company shall not be obligated to file a Registration Statement pursuant to this Section 1.5: (i) within six months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); or (ii) if the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company’s obligation to use all reasonable efforts to file a Registration Statement shall be deferred for a period not to exceed 60 days from the receipt of the request to file such Registration Statement by such Holder provided that the Company shall not exercise the right contained in this paragraph (b) more than once in any 24 month period.

(c) Request for Registration on Form F-3/S-3. Subject to the terms of this Agreement, in the event that the Company receives from the Holders a written request that the Company effect any Registration on Form F-3/S-3 (or any successor form to Form F-3/S-3 regardless of its designation) at a time when the Company is eligible to Register securities on Form F-3/S-3 (or any successor form to Form F-3/S-3 regardless of its designation) for an offering of Registrable Securities the reasonably anticipated aggregate sale price to the public of which would exceed One Million Dollars ($1,000,000), the Company will promptly give written notice of the proposed Registration to all the Holders and will as soon as practicable use its best efforts to effect Registration of the Registrable Securities specified in such request, together with all or such portion of the Registrable Securities of any Holder joining in such request as are specified in a written request delivered to the Company within thirty (30) days after written notice from the Company of the proposed Registration. There shall be no limit to the number of occasions on which the Company shall be obligated to effect Registration under this Section 1.5(c); provided, that the Company shall not be obligated to take any action pursuant to this Section 1.5(c) more than once in any twelve (12) month period.

(d) Registration of Other Securities in Demand Registration. Any Registration Statement filed pursuant to the request of the Initiating Holders under this Section 1.5 may, subject to the provisions of Section 1.5(e), include securities of the Company other than Registrable Securities.

(e) Underwriting in Demand Registration.

(i) Notice of Underwriting. If in a Registration under Sections 1.5(a) or 1.5(c) the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.5, and the Company shall include such information in the written notice referred to in Sections 1.5(a) or 1.5(c). The right of any Holder to Registration pursuant to Section 1.5 shall be conditioned upon such Holder’s agreement to participate in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting.

(ii) Inclusion of Other Holders in Demand Registration. If the Company or holders of securities other than Registrable Securities, request inclusion in such Registration, the Initiating Holders, as the case may be, to the extent they deem advisable and consistent with the goals of such Registration, shall, on behalf of all Holders, offer to any or all of the Company or such holders of securities other than Registrable Securities that such securities other than Registrable Securities be included in the underwriting and may condition such offer on the acceptance by such persons of the terms of this Section 1.5. In the event, however, that the number of shares so included exceeds the number of shares of Registrable Securities included by all Holders, such Registration shall be treated as governed by Section 1.6 hereof rather than Section 1.5, and it shall not count as a Registration for purposes of Section 1.5(a) hereof.

(iii) Selection of Underwriter in Demand Registration. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement with the representative (“Underwriter’s Representative”) of the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered by the Initiating Holders, and agreed to by the Company.

(iv) Marketing Limitation in Demand Registration. In the event the Underwriter’s Representative advises the Initiating Holders in writing that market factors (including, without limitation, the aggregate number of Ordinary Shares requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders and the number of shares of Registrable Securities that may be included in the Registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such Registration held by such Holders at the time of filing the Registration Statement; provided, however, that all securities other than Registrable Securities shall first be excluded from such Registration before any Registrable Securities are excluded; and provided, further, that all Registrable Securities held by Holders other than Series E Holders, Series F Holders or Series G Holders shall first be excluded from such Registration before any Registrable Securities held by Series E Holders, Series F Holders or Series G Holders are excluded. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 1.5(e)(iv) shall be included in such Registration Statement.

(v) Right of Withdrawal in Demand Registration. If any Holder of Registrable Securities, or a holder of other securities entitled (upon request) to be included in such Registration, disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders, as the case may be, delivered at least seven (7) days prior to the effective date of the Registration Statement. The securities so withdrawn shall also be withdrawn from the Registration Statement.

(f) Blue Sky in Demand Registration. In the event of any Registration pursuant to Section 1.5, the Company will exercise its commercially reasonable efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that: (i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and (ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

1.6 Piggyback Registration.

(a) Notice of Piggyback Registration and Inclusion of Registrable Securities. Subject to the terms of this Agreement, in the event the Company decides to Register any of its Ordinary Shares (either for its own account or the account of a security holder or holders) on a form that would be suitable for a registration involving solely Registrable Securities, the Company will:

(i) promptly give each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable Blue Sky or other state securities laws); and

(ii) include in such Registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request delivered to the Company by any Holder within fifteen (15) days after delivery of such written notice from the Company.

(b) Underwriting in Piggyback Registration.

(i) Notice of Underwriting in Piggyback Registration. If the Registration of which the Company gives notice is for a Registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.6(a). In such event the right of any Holder to Registration shall be conditioned upon such underwriting and the inclusion of such Holder’s Registrable Securities in such underwriting to the extent provided in this Section 1.6. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the Underwriter’s Representative for such offering. The Holders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 1.6.

(ii) Marketing Limitation in Piggyback Registration. In the event the Underwriter’s Representative advises the Holders seeking registration of Registrable Securities pursuant to Section 1.6 in writing that market factors (including, without limitation, the aggregate number of Ordinary Shares requested to be Registered and the general condition of the market) require a limitation of the number of shares to be underwritten, the Underwriter’s Representative (subject to the allocation priority set forth in Section 1.6(b)(iii)) may, in the case of the any Registered public offering subsequent to the IPO, limit the number of shares of Registrable Securities to be included in such Registration and underwriting to not less than fifty percent (50%) of the securities included in such Registration (based on aggregate market values) other than the Company’s IPO or zero percent (0%), or a full cutback, in the case of the Company’s IPO.

(iii) Allocation of Shares in Piggyback Registration. In the event that the Underwriter’s Representative limits the number of shares to be included in a Registration pursuant to Section 1.6(b)(ii), the number of shares that may be included in the Registration and underwriting shall be allocated among all Holders thereof requesting and legally entitled to include shares in such Registration, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which such Holders would otherwise be entitled to include in such Registration; provided, however, that all securities other than Registrable Securities shall first be excluded from such Registration before any Registrable Securities are excluded; and, provided, further, that all Registrable Securities held by Holders other than Series E Holders, Series F Holders or Series G Holders shall first be excluded from such Registration before any Registrable Securities held by Series E Holders, Series F Holders or Series G Holders are excluded. No Registrable Securities or other securities excluded from the underwriting by reason of this Section 1.6(b)(iii) shall be included in the Registration Statement.

(iv) Withdrawal in Piggyback Registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

(c) Blue Sky in Piggyback Registration. In the event of any Registration of Registrable Securities pursuant to Section 1.6, the Company will exercise its best efforts to Register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of such securities; provided, however, that:

(i) the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and

(ii) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

1.7 Expenses of Registration. All Registration Expenses incurred in connection with Registrations pursuant to Section 1.5(a), all registrations pursuant to Section 1.5(c) and all Registrations pursuant to Section 1.6, shall be borne by the Company. Notwithstanding the above, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.5 if the registration request is subsequently withdrawn at the request of the Initiating Holders, unless at the time of such withdrawal, the Holders have learned of a Material Adverse Event with respect to the Company not known to the Holders at the time of their request. All Selling Expenses shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

1.8 Registration Procedures. Whenever required under this Agreement to effect the Registration of any securities of the Company, subject to the other provisions of this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to such securities and use its diligent commercially reasonable efforts to cause such Registration Statement to become and remain effective for up to ninety (90) days or until the distribution described in the Registration Statement has been completed.

(b) Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Furnish to the Holders participating in such Registration and to the underwriters of the securities being Registered such reasonable number of copies of the Registration Statement, preliminary prospectus, and final prospectus as they may request in order to facilitate the public offering of such securities.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the Underwriter’s Representative. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

(f) Notify each Holder of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to list the securities being registered on an internationally-recognized securities exchange.

(h) Deliver promptly to counsel to the Holders and each underwriter, if any, participating in the offering of the Registrable Securities, copies of all correspondence between the Commission and the Company, its counsel or auditors.

1.9 Information Furnished by Holder. It shall be a condition precedent of the Company’s obligations under this Agreement that each Holder of Registrable Securities included in any Registration furnish to the Company such information regarding such Holder and the distribution proposed by such Holder or Holders as the Company may reasonably request.

1.10 Indemnification.

(a) Company’s Indemnification of Holders. To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, and each person controlling such Holder, with respect to which Registration, qualification or compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter against all claims, losses, damages or liabilities (or actions in respect thereof) to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such Registration, qualification or compliance or are based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and the Company will reimburse each such Holder, each of its officers, directors and constituent partners, legal counsel for the Holders, each such underwriter and each person who controls any such Holder or underwriter, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 1.10(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld) and; provided, further, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon any untrue statement or omission based upon written information furnished to the Company by such Holder, underwriter, or controlling person and stated to be for use in connection with the offering of securities of the Company.

(b) Holder’s Indemnification of Company. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such Registration, qualification or compliance is being effected pursuant to this Agreement, indemnify the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other such Holder, each of its officers, directors and constituent partners and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by such Holder of any rule or regulation promulgated under the Securities Act applicable to such Holder and relating to action or inaction required of such Holder in connection with any such Registration, qualification or compliance, and will reimburse the Company, such Holders, such directors, officers, partners, persons, law and accounting firms, underwriters or control persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in connection with the offering of securities of the Company; provided, however, that each Holder’s liability under this Section 1.10(b) shall not exceed such Holder’s proceeds from the offering of securities made in connection with such Registration; and provided, further, that the indemnity contained in this Section 1.10(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of such Holder (which consent shall not unreasonably be withheld).

(c) Indemnification Procedure. Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 1.10, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided, further, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit or proceeding by reason of recognized claims for indemnity under this Section 1.10, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 1.10, but the omission so to notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise other than under this Section 1.10.

(d) Contribution. If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well, as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.10(b), shall exceed the gross proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Underwriting. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Survival. The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under Sections 1.5 or 1.6 and otherwise.

1.11 Limitations on Registration Rights Granted to Other Securities. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company providing for the granting to such holder of any information or Registration rights, except that, with the consent of the Holders of a majority of the aggregate of the Convertible Securities and Registrable Securities then outstanding, additional holders may be added as parties to this Agreement with regard to any or all securities of the Company held by them. Any such additional parties shall execute a counterpart of this Agreement, and upon execution by such additional parties and by the Company, shall be considered an Investor for all purposes of this Agreement. The additional parties and the additional Registrable Securities shall be identified in an amendment to Schedule 1 hereto. In no event shall the Company grant registration rights senior to, or on a parity with, those granted to the Series E Holders, Series F Holders or Series G Holders hereunder without the consent of the Series E Holders, Series F Holders and Series G Holders holding a majority of the Series E Preference Shares, Series F Preference Shares and Series G Preference Shares, voting together on an as-converted basis.

1.12 Transfer of Rights. The rights to information under Sections 1.2 and 1.3 and the right to cause the Company to Register securities granted by the Company to the Investors under this Agreement may be assigned by any Holder to a transferee or assignee of any Convertible Securities or Registrable Securities not sold to the public acquiring at least 12,500 shares of such Holder’s Registrable Securities (equitably adjusted for any share splits, subdivisions, share dividends, changes, combinations or the like); provided, however, that:

(a) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such information and Registration rights are being assigned; and

(b) the transferee or assignee of such rights must not be a person deemed by the Board of Directors of the Company, in its best judgment, to be a competitor or potential competitor of the Company. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any Holder which is a partnership or an LLC may transfer such Holder’s Registration rights to such Holder’s constituent partners or members without restriction as to the number or percentage of shares acquired by any such constituent partner or member.

For the avoidance of doubt, notwithstanding any transfer or assignment as contemplated by this Section 1.12, the transferor or assignor of any Convertible Securities or Registrable Securities shall retain their own rights to information under Sections 1.2 and 1.3 and the right to cause the Company to register securities granted by the Company to the Investors under this Agreement following any such transfer or assignment, provided that they retain at least 12,500 shares of Convertible Securities or Registrable Securities.

1.13 Market Standoff. Each Holder hereby agrees that, if so requested by the Company and the Underwriter’s Representative (if any) in connection with the Company’s IPO, such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any Registrable Securities or other securities of the Company without the prior written consent of the Company and the Underwriter’s Representative for such period of time (not to exceed 180 days) following the effective date of a Registration Statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or the Underwriter’s Representative to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) as may be requested by the Underwriter’s Representative and agreed to by the Company and the Series E Holders or Series F Holders holding a majority of the Series E Preference Shares and Series F Preference Shares, voting together on as-converted basis, provided that all executive officers and directors of the Company and current holders of at least one percent of the Company’s voting securities enter into similar agreements, and that if any waivers are granted by the Underwriters’ Representative to such executive officers and directors, similar waivers will be granted to such Holder.

1.14 No Action Letter or Opinion of Counsel in Lieu of Registration: Conversion of Preference Shares. Notwithstanding anything else in this Agreement, if the Company shall have obtained from the Commission a “no action” letter in which the Commission has indicated that it will take no action if, without Registration under the Securities Act, any Holder disposes of Registrable Securities covered by any request for Registration made under this Section 1.14 in the specific manner in which such Holder proposes to dispose of the Registrable Securities included in such request (such as including, without limitation, inclusion of such Registrable Securities in an underwriting initiated by either the Company or the Holders), or if in the opinion of counsel for the Company concurred in by counsel for such Holder, which concurrence shall not be unreasonably withheld, no Registration under the Securities Act is required in connection with such disposition, the shares included in such request shall not be eligible for Registration under this Agreement; provided, however, that any Registrable Securities not so disposed of shall be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 1.14 does not apply. The Registration rights of the Holders of the shares set forth in this Agreement are conditioned upon the conversion of the shares with respect to which registration is sought into Ordinary Shares prior to the effective date of the Registration Statement.

1.15 Termination of Registration Rights. The rights to cause the Company to register securities granted under Sections 1.5 and 1.6 of this Agreement and to receive notices pursuant to Section 1.6 of this Agreement shall terminate, with respect to each Holder, on the earlier of (i) the date five years after the closing date of the Company’s IPO, and (ii) after the Company’s IPO, upon such Holder holding less than 1% of the outstanding Ordinary Shares of the Company and if such Holder is eligible to sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act within any 90-day period without volume limitations, or as otherwise permitted under Rule 144 without restriction.

1.16 Grant of Right of First Refusal.

(a) Right of First Refusal of New Securities. The Company hereby grants to each Investor the right of first refusal to purchase up to its “Pro Rata Share” (as defined below) of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue. Each Investor may purchase said New Securities on the same terms and at the same price at which the Company proposes to sell the New Securities. The “Pro Rata Share” of each Investor, for purposes of this right of first refusal, is the ratio of (i) the total number of Ordinary Shares held by such Investor (including any Ordinary Shares into which shares of the Convertible Securities held by such Investor are convertible) to (ii) the total number of Ordinary Shares outstanding (including any Ordinary Shares into which all Convertible Securities, warrants, rights and options outstanding immediately prior to the issuance of the New Securities are convertible or exercisable).

(b) New Securities. “New Securities” shall mean any offering by the Company of any Ordinary Shares or Preference Shares of the Company, whether now authorized or not, and rights, options, or warrants to purchase Ordinary Shares or Preference Shares, and securities of any type whatsoever that are, or may become, convertible into said Ordinary Shares or Preference Shares; provided, however, that “New Securities” does not include: (i) securities issuable upon conversion of any outstanding Preference Shares; (ii) securities offered to the public pursuant to a Registration Statement filed under the Securities Act; (iii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets, or other reorganization whereby the Company owns not less than fifty-one percent (51%) of the voting power of such corporation, including for the avoidance of doubt, securities issuable to Dunsmore International Ltd. or its assigns pursuant to the Business Acquisition Agreement dated June 30, 2007; (iv) the Company’s Ordinary Shares (or related options) issued or issuable at any time to employees, directors or consultants of the Company, or any subsidiary, pursuant to any employee share offering, plan, or arrangement approved by the Board of Directors; (v) the Company’s Ordinary Shares or Preference Shares issued in connection with any share split, share dividend, or recapitalization by the Company; (vi) Series D Preferred Shares issued pursuant to the Company’s Mirror 2004 Special Purpose Stock Option Plan and the Ordinary Shares upon conversion thereof; and (vii) Ordinary Shares or Preference Shares (or related options or warrants) issued in connection with: (1) strategic transactions involving the Company and other entities, including: (A) joint ventures, manufacturing, marketing or distribution arrangements; or (B) technology transfer or development arrangements; or (2) equipment lease transactions; provided, that such strategic or equipment lease transactions and the issuance of shares therein, have been approved by the Company’s Board of Directors.

(c) Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give to each Investor written notice (the “Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, the number of shares which such Investor is entitled to purchase pursuant to Section 1.16(a), and a statement that each Investor shall have 20 days to respond to such Notice. Each Investor shall have 20 days from the date of receipt of the Notice to agree to purchase any or all of its Pro Rata Share of the New Securities for the price and upon the terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased and forwarding payment for such New Securities to the Company if immediate payment is required by such terms.

(d) Sale of New Securities. In the event an Investor fails to exercise in full its right of first refusal within such 20 day period, the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 60 days after the date of such agreement) to sell the New Securities respecting which such Investor’s rights were not exercised, at a price and upon general terms no more favorable to the purchaser thereof than specified in the Notice. In the event the Company has not sold the New Securities within such 90 day period (or sold and issued New Securities in accordance with the foregoing within 60 days from the date of such agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to such Investor in the manner provided above.

(e) Termination of Right of First Refusal. The covenants of the Company set forth in this Section 1.16 shall be terminated and be of no further force or effect upon the earlier of (a) immediately prior to the closing of the Company’s IPO and (b) the date the Company registers any securities under the Exchange Act, and such covenants shall terminate as to any Investor as of the date such Investor no longer holds any shares of the capital share of the Company.

2.	RIGHT OF FIRST REFUSAL AND CO-SALE

2.1 Senior Investor Right of First Refusal; Senior Investor Co-Sale Right.

(a) Senior Investor Right of First Refusal. If an Investor proposes to sell, pledge, or otherwise transfer any of the Company’s Preference Shares now owned or subsequently acquired by such Investor or any interest therein (the “Investor Sale Shares,” and such Investor, the “Selling Investor”) to any person or entity, then holders of Series E Shares, Series F Shares and Series G Shares (each a “Senior Investor,” and collectively, the “Senior Investors”) shall have a right of first refusal (the “Senior Investor ROFR”) to purchase some or all of the Investor Sale Shares. The Selling Investor shall give a written notice to the Company and the Senior Investors describing fully the proposed transfer including the number of Investor Sale Shares, the proposed transfer price, the name and address of the proposed transferee (the “ROFR Notice”). The ROFR Notice shall be signed both by the Selling Investor and by the proposed transferee and must constitute a binding commitment of both such parties for the transfer of the Investor Sale Shares. Each Senior Investor shall have 20 business days after the date the ROFR Notice is delivered in which to purchase up to its Senior Investor Pro Rata Share (as defined below) of the Investor Sale Shares subject to the ROFR Notice on the same terms and conditions as set forth therein. The Senior Investors shall exercise this right by delivery of a notice of exercise (the “ROFR Exercise Notice”) to the Selling Investor within 20 business days after the date the ROFR Notice is delivered. The ROFR Exercise Notice shall indicate the number of Investor Sale Shares (which may be some or all of a Senior Investor’s Senior Investor Pro Rata Share) the Senior Investors wish to purchase pursuant to this Senior Investor ROFR. To the extent the Senior Investors exercise their Senior Investor ROFR in accordance with the terms and conditions set forth herein, the number of Investor Sale Shares that the Selling Investor may sell to the proposed transferee in the transaction shall be correspondingly reduced. In the event of any Senior Investor not exercising its Senior Investor ROFR in respect of all of its Senior Investor Pro Rata Share of the Investor Sale Shares, the Investor Sale Shares not purchased by such Senior Investor shall be offered by the Selling Investor proportionately to the other Senior Investors who have exercised their respective Senior Investor ROFR in full (and who have indicated in their ROFR Exercise Notice their willingness to purchase any unaccepted Investor Sale Shares) and such offer shall specify a period of 20 business days within which such offer if not accepted will be deemed declined. For purposes of this Section 2.1(a), a Senior Investor’s “Senior Investor Pro Rata Share” shall be that proportion that the number of Ordinary Shares issued or issuable upon conversion of the Preference Shares held by such Senior Investor bears to the total number of Ordinary Shares issued or issuable upon conversion of the Preference Shares held by all Senior Investors (excluding the Preference Shares held by the Selling Investor, if the Selling Investor is a Senior Investor).

(b) Senior Investor Co-Sale Right.

(i) Selling Shareholder. Without prejudice to Section 2.1(a), each Senior Investor shall also have the right, exercisable upon written notice (the “Co-Sale Exercise Notice”) to the Selling Investor within 20 business days after the date the ROFR Notice is delivered, to participate in the sale of the Investor Sale Shares on the same terms and conditions as such Selling Investor (the “Senior Investor Co-Sale Right”). Each Senior Investor exercising the Senior Investor Co-Sale Right shall indicate the number of Series E Preference Shares, Series F Preference Shares and/or Series G Preference Shares, as applicable, such Senior Investor wishes to sell. Each Senior Investor may elect to sell to the proposed transferee (or, upon the unwillingness of any proposed transferee to purchase directly from the Senior Investor, to the Selling Investor) shares of Series E Preference Shares, Series F Preference Shares or Series G Preference Shares equal to all or some of such Senior Investor’s Senior Investor Co-Sale Pro Rata Share (as defined below) of the number of the Investor Sale Shares. To the extent the Senior Investors exercise their Senior Investor Co-Sale Right in accordance with the terms and conditions set forth herein, the number of Investor Sale Shares that the Selling Investor may sell in the transaction shall be correspondingly reduced. In the event of any Senior Investor not exercising its Senior Investor Co-Sale Right in full (the “Unused Allocation”), the Selling Investor shall by notice in writing notify the other Senior Investors who have exercised their respective Senior Investor Co-Sale Rights in full (and who have indicated in their Co-Sale Exercise Notice their desire to sell additional number of shares of Series E Preference Shares, Series F Preference Shares or Series G Preference Shares) and such investors shall have the right, within a period of 20 business days after the date the ROFR Notice is delivered, to sell to the proposed transferee (or, upon the unwillingness of any proposed transferee to purchase directly from the Senior Investor, to the Selling Investor) such number of additional shares of Series E Preference Shares, Series F Preference Shares or Series G Preference Shares which is equal to its proportionate share of the Series E Preference Shares, Series F Preference Shares or Series G Preference Shares comprised in the Unused Allocation.

(ii) Senior Investor Co-Sale Pro Rata Share. For purposes of Section 2.1(b), each Senior Investor’s “Senior Investor Co-Sale Pro Rata Share” shall be determined as of the date the Co-Sale Exercise Notice is delivered to the Company and shall be that proportion that the number of Ordinary Shares issued or issuable upon conversion of the Series E Preference Shares, Series F Preference Shares or Series G Preference Shares held by such Senior Investor bears to the sum of (x) the total number of Ordinary Shares issued or issuable upon conversion of the Series E Preference Shares, Series F Preference Shares or Series G Preference Shares held by all Senior Investors plus (y) the total number of Ordinary Shares issued or issuable upon conversion of the Preference Shares held by the Selling Investor.

(iii) Delivery of Certificates. The Senior Investors shall effect their participation in the sale by promptly delivering to the Selling Investor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of Series E Preference Shares, Series F Preference Shares or Series G Preference Shares which the Senior Investors elect to sell.

(iv) Sales Proceeds. The share certificate or certificates that the Senior Investors deliver to the Selling Investor pursuant to Section 2.1(b)(iii) shall be transferred to the prospective purchaser in consummation of the sale of the Investor Sale Shares pursuant to the terms and conditions specified in the ROFR Notice, and the Selling Investor shall concurrently therewith remit to the Senior Investors that portion of the sale proceeds to which the Senior Investors are entitled by reason of their participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from the Senior Investors hereunder, the Selling Investor shall not sell to such prospective purchaser or purchasers any Investor Sale Shares unless and until, simultaneously with such sale, the Selling Investor shall purchase such shares or other securities from the Senior Investors.

(v) Sale by the Selling Investor. If the Senior Investors do not exercise their Senior Investor ROFR with respect to the sale of all of the Investor Sale Shares and their Senior Investor Co-Sale Rights with respect to all the Investor Sale Shares, the Selling Investor may, not later than 90 days following delivery to the Company of the ROFR Notice, conclude a transfer of all such remaining Investor Sale Shares on terms and conditions not more favorable to the transferee than those described in the ROFR Notice. Any proposed transfer on terms and conditions more favorable than those described in the ROFR Notice, as well as any subsequent proposed transfer of any of the Investor Sale Shares by the Selling Investor, shall again be subject to the Senior Investor ROFR and Senior Investor Co-Sale Right of the Senior Investors and shall require compliance by such Selling Investor with the procedures described in this Section 2.1. The provisions of this Section 2.1 shall not apply to the sale of shares to be sold in the IPO.

2.2 Prohibited and Permitted Transfers.

(a) Prohibited Transfer. In the event a Selling Investor attempts to sell any Preference Shares in contravention of the Senior Investor ROFR and/or the Senior Investor Co-Sale Right of the Senior Investors under this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. Any attempt by the Selling Investor to transfer Preference Shares in violation of Section 2.1 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Senior Investors.

(b) Permitted Transfers. The Senior Investor ROFR and/or Senior Investor Co-Sale Right of a Senior Investor shall not apply to a proposed transfer of Preference Shares or Ordinary Shares as applicable to (a) one of its Affiliates (as defined below), (b) partners or members (or retired partners or retired members) if such holder is a partnership or a limited liability company, as the case may be, (c) in the case of such holder being constituted as a fund, any other entity managed by the same fund manager or (d) in the Company’s IPO. “Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the person specified and, for this purpose, a person shall be treated as being controlled by another person if that other person is able to direct its affairs and/or to control the composition of its board of directors or equivalent body. The Senior Investor ROFR and the Senior Investor Co-Sale Right shall also not apply to a pledge of Shares by any Selling Investor that creates a mere security interest, provided the pledgee agrees to be bound by the terms of this Agreement.

2.3 Legend; Stop Transfer Instructions.

(a) Legend. Each certificate representing Preference Shares now or hereafter owned by any Investor or issued to any person in connection with a transfer pursuant to Section 2.2 hereof shall be endorsed with the following legends:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES, REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTORS’ RIGHTS AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN HOLDERS OF SHARE CAPITAL OF THE COMPANY, AS MAY BE AMENDED AND RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b) Stop Transfer Instructions. The Selling Investors and Senior Investors agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 2.3(a) above to enforce the provisions of this Agreement and the Company agrees promptly to do so. The legend shall be removed upon termination of this Agreement.

(c) Company Records. The Company shall not transfer on its register of members any of the shares held by any Selling Investor without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer

2.4 Term and Termination. This Section 2 shall terminate upon the earlier of: (i) the Company’s IPO; or (ii) a Merger.

3.	CO-SALE

3.1 Right of Co-Sale.

(a) Right of Co-Sale. If any holder of Ordinary Shares who hold more than 50,000 Ordinary Shares of the Company (each a “Selling Ordinary Holder”) proposes to sell, pledge, or otherwise transfer any Ordinary Shares currently owned or hereafter acquired (the “Sale Shares”) or any interest therein to any person or entity for value, the Investors shall each have the right of co-sale (the “Right of Co-Sale”) with respect to such Sale Shares as more fully described herein. The Selling Ordinary Holder shall give a written notice (the “Transfer Notice”) to the Company, and contemporaneously to the Investors at each such Investor’s address as shown on the Company’s register of members, describing fully the proposed transfer, including the number of Sale Shares, the proposed transfer price, and the name and address of the proposed transferee (the “Proposed Transferee”). The Transfer Notice shall be signed both by the Selling Ordinary Holder and by the Proposed Transferee and must constitute a binding commitment of both such parties for the transfer of the Sale Shares. Within 20 business days after receipt of the Transfer Notice, each Investor will have a right to sell such number of Shares equal to its pro rata share of the Sale Shares (the “Co-Sale Pro Rata Share”) on the same terms as the Selling Ordinary Holder.

(b) Co-Sale Pro Rata Share. Each Investor’s Co-Sale Pro Rata Share shall be determined as of the date the Transfer Notice is delivered to the Company and shall be that proportion which the number of shares held by such Investor bears to the sum of (x) the total number of shares held by all Investors plus (y) the total number of Ordinary Shares held by the Selling Ordinary Holder.

(c) Mechanics of Sale.

(i) Exercise by Investor. Each Investor shall exercise its Right of Co-Sale by delivering a notice of exercise to the Selling Ordinary Holder (with a copy to the Company) (the “Exercise Notice”) within 20 business days after the date the Transfer Notice has been delivered by such Selling Ordinary Holder to the Company and the Investors.

(ii) Further allocation. To the extent the Investors exercise their Right of Co-Sale in accordance with the terms and conditions set forth herein, the number of Sale Shares that the Selling Ordinary Holder may sell in the transaction shall be correspondingly reduced. In the event of any Investor not exercising its Right of Co-Sale in full (the “Co-Sale Unused Allocation”), the Selling Ordinary Holder shall by notice in writing notify the other Investors who have exercised their respective Right of Co-Sale in full (and who have indicated in their Exercise Notice their desire to sell additional number of shares) and such Investors shall have the right, within a period of 20 business days from such notice, to sell to the Proposed Transferee (or, upon the unwillingness of any Proposed Transferee to purchase directly from the Investor, to the Selling Ordinary Holder) such number of additional shares which equal to its proportionate share of the Sale Shares comprised in the Co-Sale Unused Allocation.

(iii) Assignment of Interest. The Selling Ordinary Holder shall assign to each Investor who exercises its Right of Co-Sale as much of its interest in the agreement of sale with the Proposed Transferee or Transferees as such Investor shall be entitled to and shall accept. To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase shares or other securities from such Investor, the Selling Ordinary Holder shall not sell to such Proposed Transferee any Sale Shares unless and until, simultaneously with such sale, such Selling Ordinary Holder shall purchase such shares or other securities from such Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(iv) Failure to Exercise Right of Co-Sale; Additional Transfers. If the Investors do not exercise their respective Right of Co-Sale, the Selling Ordinary Holder may, not later than 90 days following delivery to the Company of the Transfer Notice, conclude a transfer of not less than all of the Sale Shares covered by the Transfer Notice (with respect to which the Investors have not elected to exercise their Co-Sale Rights) on terms and conditions not more favorable to the transferee than those described in the Transfer Notice. Any proposed transfer of more Sale Shares by the Selling Ordinary Holder shall again be subject to the Right of Co-Sale and shall require compliance by such Selling Ordinary Holder with the procedures described in this Section 3.1. The non-exercise or partial exercise of the rights of any Investor hereunder to participate in one or more sales of Sale Shares made by a Selling Ordinary Holder shall not adversely affect such Investor’s right to participate in subsequent sales of Sale Shares by a Selling Ordinary Holder.

(v) Company Records. The Company shall not transfer on its books any of the Ordinary Shares held by any Selling Ordinary Holder without first ascertaining compliance with all of the applicable provisions of this Agreement with respect to such transfer.

(d) Exceptions to Right of Co-Sale. The Right of Co-Sale shall not apply to a permitted transfer pursuant to Section 2.2 (b) or a pledge of shares by any Selling Ordinary Holder that creates a mere security interest, provided the pledgee agrees to be bound by the terms of this Agreement.

(e) Stop-Transfer Orders. Each Selling Ordinary Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The provisions of this Section 3.1 shall not apply to the sale of shares in the IPO.

3.2 Term and Termination. This Section 3 shall terminate upon the earlier of: (i) the Company’s IPO; or (ii) a Merger.

3.3 Legend-Requirement. All certificates evidencing the shares subject to this Section 3 shall, during the term of this Agreement, bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including without limitation the following:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A RIGHT OF CO-SALE BY CERTAIN SHAREHOLDERS OF THE COMPANY, PURSUANT TO AN AGREEMENT RELATING TO SUCH SECURITIES, AS AMENDED AND RESTATED FROM TIME TO TIME, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

4.	VOTING

4.1 Share Capital. The Shareholders expressly agree that the terms and restrictions of this Agreement shall apply to all share capital (including, but without limitation, all classes of ordinary, preference, voting and nonvoting share capital) of the Company which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment, conversion of Convertible Securities or operation of law, or as a result of any share dividend, share split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any share capital of any successor in interest of the Company, whether by sale, merger, amalgamation, scheme of arrangement, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Company Shares”).

4.2 Election of Board of Directors.

(a) Size of Board of Directors. During the term of this Agreement, each Shareholder, in his/her/its capacity as a shareholder, agrees to vote all Company Shares now or hereafter directly or indirectly owned (of record or beneficially) by such Shareholder to maintain the authorized number of members of the Board of Directors of the Company at nine (9) directors, and to oppose any effort by any party to change the authorized number of directors of the Company from nine (9) directors.

(b) Voting; Board Composition. Subject to the rights of the shareholders of the Company to remove a director for cause in accordance with applicable law, during the term of this Agreement, each Shareholder agrees to vote (or consent pursuant to an action by written consent of the shareholders of the Company) all Company Shares now or hereafter directly or indirectly owned of record or beneficially by such Shareholder, or to cause such Company Shares to be voted, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors (the “Board”), the following nine (9) individuals in accordance with the voting provisions of the Company’s Amended and Restated Articles of Association, as the same shall be amended, or amended and restated, hereafter (the “Restated Articles”):

(i) One (1) individual who, at the time in question, is the Company’s Chief Executive Officer (the “CEO Designee”);

(ii) One (1) individual who, at the time in question, is the Company’s Secretary (the “Secretary Designee”);

(iii) One (1) individual designated from time to time in a writing delivered to the Company and signed by Shareholders who, at the time in question, hold Series A Preference Shares, Series B Preference Shares and Series C Preference Shares of the Company representing at least a majority of the voting power of all issued and outstanding Series A Preference Shares, Series B Preference Shares and Series C Preference Shares of the Company, voting together on an as-converted basis, then held by all Shareholders (the “Series A, B and C Designee”);

(iv) One (1) individual designated from time to time in a writing delivered to the Company and signed by Shareholders who, at the time in question, hold Series D Preference Shares of the Company representing at least a majority of the voting power of all issued and outstanding Series D Preference Shares of the Company, voting as a separate series, then held by all Shareholders (the “Series D Designees”);

(v) One (1) individual designated from time to time in a writing delivered to the Company and signed by Shareholders who, at the time in question, hold Series E Preference Shares of the Company representing at least a majority of the voting power of all issued and outstanding Series E Preference Shares of the Company, voting as a separate series, then held by all Shareholders (the “Series E Designees”);

(vi) Two (2) individuals designated from time to time in a writing delivered to the Company and signed by Shareholders who, at the time in question, hold Series F Preference Shares of the Company representing at least a majority of the voting power of all issued and outstanding Series F Preference Shares of the Company, voting as a separate series, then held by all Shareholders (the “Series F Designees”);

(vii) One (1) individual, who shall be an independent director, designated from time to time in a writing delivered to the Company and signed by Shareholders who, at the time in question, hold shares of issued and outstanding Ordinary Shares of the Company representing at least a majority of the voting power of all issued and outstanding Ordinary Shares of the Company then held by all Shareholders (the “Shareholders’ Designee”); and

(viii) One (1) individual, for so long as Capinfo (Hong Kong) Company Limited (“CapInfo HK”) owns at least 7,137,500 Ordinary Shares (as adjusted for combinations, consolidations, subdivisions, or share splits with respect to such shares), designated by CapInfo HK (the “CapInfo Designee”).

For purposes of this Agreement: (i) any individual who is designated for election to the Board pursuant to the foregoing provisions of this Section 4.2(b) is referred to below as a “Board Designee;” and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate one (1) or more Board Designees for election to the Board pursuant to the foregoing provisions of this Section 4.2(b) is referred to below as a “Designator” or as “Designators,” as applicable.

(c) Initial Board Members. The CEO Designee shall be Frederick Sum; the Secretary Designee shall be Deborah Wang; the Series A, B and C Designee shall be Abraham Jou; the Series D Designee shall be David Wang; the Series E Designee shall be Max Fang; the initial Series F Designees shall be Philip Pearson and John Small; the Shareholders’ Designee shall be Charles Skibo and the CapInfo Designee shall be Xinxiang Chen.

(d) Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators may, in their sole discretion:

(i) elect to remove from the Board any incumbent Board Designee who occupies a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 4.2(b); and/or

(ii) designate a new Board Designee for election to a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 4.2(b) (whether to replace a prior Board Designee or to fill a vacancy in such Board seat);

provided such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 4.2(b), in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 4.2(d), the Shareholders shall vote their Company Shares as provided in Section 4.2(b), to cause: (a) the removal from the Board of the Board Designee or Designees so designated for removal by the appropriate Designators or Designators; and (b) the election to the Board of any new Board Designee or Designees so designated for election to the Board by the appropriate Designator or Designators.

(e) Notice; Covenant to Vote in Accord. The Company shall promptly give each of the Shareholders written notice of any change in composition of the Board and of any proposal by a Designator or Designators to remove or elect a new Board Designee as described in this Section 4.2 above. In any election of directors pursuant to this Section 4.2, the Shareholders shall vote their Company Shares in a manner sufficient to elect to the Board the individuals to be elected thereto as provided in this Section 4.2.

4.3 Further Assurances; Enforcement. Each of the Shareholders and the Company agree not to vote any Company Shares, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Section 4.2; provided, however, that the Company shall have no obligation to enforce any right among the Shareholders in this Agreement, to arbitrate any dispute or to reject any vote of any party otherwise in accordance with applicable corporate law, absent a court order to do so.

4.4 Transferees; Legends on Certificates.

(a) Effect on Transferees. Each and every transferee or assignee of any Company Shares from any Shareholder shall be bound by and subject to the terms and conditions of this Agreement that are applicable to the transferor or assignor of such Company Shares, and the Company shall require, as a condition precedent to the transfer of any Company Shares subject to this Agreement, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Agreement.

(b) Legend. The Shareholders agree that all Company share certificates now or hereafter held by them that represent Company Shares subject to this Agreement will be stamped or otherwise imprinted with a legend to read as follows

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS AND RESTRICTIONS WITH REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF AN INVESTORS’ RIGHTS AGREEMENT, AS MAY BE AMENDED AND RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.

4.5 Enforcement of Agreement. Each of the Shareholders acknowledges and agrees that any breach by any of them of this Agreement shall cause the other Shareholders irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Shareholder of any provision of this Agreement, the Company and each other Shareholder shall each be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, including the right to compel any such breaching Shareholder, as appropriate, to vote such Shareholder’s Company Shares in accordance with the provisions of this Agreement, without having to prove irreparable harm or actual damages. The foregoing right shall be in addition to such other rights or remedies as may be available to the Company or any Shareholder for any such breach or threatened breach, including but not limited to the recovery of money damages.

4.6 Term. This Section 4 shall terminate upon the earlier of: (i) the Company’s IPO; or (ii) a Merger.

5.	MISCELLANEOUS.

5.1 Drag Along Rights. If a person or entity (the “Offeror”) offers to purchase all of the Company’s outstanding shares in any Acquisition Transaction (as defined in Article 124 of the Restated Articles) or Sale of Assets (as defined in Article 124 of the Restated Articles) and Shareholders holding at least (i) a majority of the aggregate number of the Company’s outstanding Ordinary Shares and (ii) a majority of the aggregate number of the Company’s outstanding Preference Shares, with such Preference Shares voting together on as-converted basis and not as a separate series, (the “Accepting Shareholders”) accept such offer, the Accepting Shareholders are entitled to give all (but not less than all) of the remaining shareholders (“Remaining Shareholders”) a written notice (“Drag-Along Notice”) and require each Remaining Shareholder to sell to the Offeror all of the Ordinary Share and/or Preference Shares held by each such Remaining Shareholder at the same price and on the same terms and conditions specified in the Drag-Along Notice. The Drag-Along Notice shall specify (i) the identity of the Offeror; (ii) the price payable for each class or series of the Company’s shares; and (iii) all other material terms and conditions of the offer made by the Offeror. Such Drag-Along Notices shall be delivered by the Accepting Shareholders to the Company to the attention of the Company’s Chief Executive Officer and General Counsel, and the Company shall thereupon cause such notices to be transmitted to each Remaining Shareholders at its registered address maintained with the Company. Charges for such transmittal shall be against the account of the Accepting Shareholders, who will be required to indicate the method of transmission to be used by the Company in this regard (e.g., regular post, express courier, etc.). The Company may require advance payment of funds from the Accepting Shareholders to cover the costs of transmitting such notices. In furtherance of a sale of the shares of the Company pursuant to this Section 5.1 and Article 31 of the Restated Articles, the Company is authorized to sell the Ordinary Shares and/or Preference Shares held by the Remaining Shareholders on behalf of the Remaining Shareholders, and pursuant to such authorization, may execute all documents necessary to effectuate the sale and transfer of such shares on behalf of the Remaining Shareholders. Notwithstanding the foregoing provisions of this Section 5.1, the Remaining Shareholders shall not be obligated to sell their Ordinary Shares and/or Preference Shares, and the Company shall not be authorized to sell the Ordinary Shares and/or Preference Shares held by the Remaining Shareholders in accordance with the preceding sentence, if the Accepting Shareholders do not complete the sale of all of their Ordinary Shares and/or Preference Shares to the Offeror on the same terms and conditions specified in the Drag-Along Notice. This Section 5.1 shall terminate upon the earlier of: (i) the Company’s IPO; or (ii) a Merger.

5.2 Ownership. Each Investor represents and warrants that such Investor is the sole legal and beneficial owner of the shares subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.

5.3 Adjustments. This Agreement, and the rights and obligations of the parties hereunder, shall be interpreted insofar as practicable to account for any share combination, share dividend, share split, recapitalization, or other similar transaction occurring after the Effective Date.

5.4 Entire Agreement; Successors and Assigns; Third Parties. This Agreement constitutes the entire contract between the Company and the Investors relative to the subject matters hereof. Any previous agreement between the Company and the Investors concerning the subject matters hereof is superseded by this Agreement. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or b reason of this Agreement.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In order for any person or entity to be entitled to receive the benefits afforded hereunder, or be obligated by the covenants hereunder, such person or entity must have signed and delivered to the Company a counterpart signature page to this Agreement.

5.8 Further Assurance. Each Shareholder undertakes to the other to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Shareholders the full benefit of this Agreement.

5.9 Headings. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

5.10 Notices. Expect as expressly provided herein, any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via an internationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after properly addressing, pre-paying and posting a letter containing the notice, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon transmission when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, addressed (i) if to the Company, as set forth below the Company’s name on the signature page of this Agreement, (ii) if to an Investor, at the Company’s record address for such an Investor, or at such other address as the Company, or such Investor may designate by 10 days’ advance written notice to the other parties hereto.

5.11 Amendment of Agreement.

(a) Subject to Sections 1.11, any provision of Section 1 of this Agreement and this Section 5.11(a) of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument signed by the Company and by persons holding a majority of the Registrable Securities held by the Investors.

(b) Any provision of Section 2 of this Agreement and this Section 5.11(b) of the Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company, (ii) the Investors holding at least a majority of all the Preference Shares then held by all Investors, (iii) holders of Series D Preference Shares who hold at least a majority of all the Preference Shares then held by all such holders of Series D Preference Shares, and (iv) holders of Series A Preference Shares, Series B Preference Shares, and Series C Preference Shares holding at least a majority of all the Preference Shares then held by such holders

(c) Any provision of Section 3 of this Agreement and this Section 5.11(c) of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company, (ii) the Investors holding at least a majority of Preference Shares and Ordinary Shares held by all Investors, voting on an as-converted basis, and (iii) the holders of Ordinary Shares holding at least a majority of all Ordinary Shares and Preference Shares held by all holders of Ordinary Shares, voting on an as-converted basis.

(d) Any provision of Section 4 of this Agreement and this Section 5.11(d) of this Agreement may be amended only by a written agreement executed by (i) the Company, (ii) the holders of Series E Preference Shares, Series F Preference Shares and Series G Preference Shares holding at least a majority of the issued and outstanding Preference Shares on an as-converted basis held by all such holders, and (iii) the Shareholders of at least a majority of the Company’s outstanding capital share on an as-converted basis held by the Shareholders. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of the Section 4 shall constitute a waiver of that provision as to that or any other instance. No waiver granted under the Section 4 of this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

(e) Any other provisions of this Agreement may be amended only by a written instrument signed by the Company and by persons holding a majority of the Company’s outstanding Ordinary Shares and Preference Shares, voting on an as-converted basis. Notwithstanding the foregoing, the exhibits to this Agreement may be amended by the Company to add new Shareholders as permitted hereunder, adjust share amounts, modify number of Shareholders or to reflect transfers permitted hereunder.

5.12 Facsimile Signatures. A facsimile or other electronic reproduction of this Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

5.13 Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

LOYALTY ALLIANCE ENTERPRISE CORPORATION

By:	/s/ Abraham Jou

Name:	Abraham Jou

Title:	Chairman of the Board and Director

(each relevant Shareholder)

Print name of Shareholder

/s/ (each relevant Shareholder)

Signature

Print name of signatory, if different

Print title of signatory, if applicable

Date of signature

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